Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)

HOLOGIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$18,228,197,660.29 (1)(2)	0.00013810	$2,517,314.10(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$18,228,197,660.29
Total Fees Due for Filing			$2,517,314.10
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$2,517,314.10

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger by and among Hologic, Inc., Hopper Parent Inc. and Hopper Merger Sub Inc. (the “Merger Agreement”).

(1)	Title of each class of securities to which the transaction applies: common stock, par value $0.01 per share, of Hologic, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which the transaction applies: As of the close of business on December 8, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 233,828,898, which consists of:
	a.	223,048,020 issued and outstanding shares of Common Stock;
	b.	4,187,987 shares of Common Stock underlying outstanding Company Options;
	c.	3,767,612 shares of Common Stock underlying Company RSU Awards (either currently outstanding or that may be issued after December 8, 2025); and
	d.	2,825,279 shares of Common Stock available for issuance under the Company ESPP.

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 8, 2025, the underlying value of the transaction was calculated as the sum of:
	a.	the product of 223,048,020 issued and outstanding shares of Common Stock and up to $79.00 in merger consideration (the “Merger Consideration”) which consists of a $76.00 per share cash payment upfront and one contingent value right that could result in additional cash payments of up to $3.00 per share in cash;
	b.	the product of 4,187,987 shares of Common Stock underlying outstanding Company Options and $20.67 (which is the difference between the Merger Consideration and the weighted average exercise price of such Options of $58.33 per share);
	c.	the product of 3,767,612 shares of Common Stock underlying Company RSU Awards (either currently outstanding or that may be issued after December 8, 2025) and the Merger Consideration; and
	d.	the product of 2,825,279 shares of Common Stock available for issuance under the Company ESPP and the Merger Consideration.

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.